Exhibit 5

                               MICHAEL J. MORRISON
                          ATTORNEY AND COUNSELOR AT LAW
                         1495 Ridgeview Drive, Suite 220
                               Reno, Nevada 89509
                            (775) 827-6300 Fax (775)
                                    827-6311
                         E-Mail: morrisonlaw@pyramid.net
                         Website: www.VentureLawUSA.com


                                December 17, 2003


Mr. Peter Fentiman, President
TUGBOAT INTERNATIONAL, INC.
1445 Marpole Avenue, Suite 409
Vancouver, BC Canada V6H 1S5

RE: TUGBOAT INTERNATIONAL, INC. (the "Company")

Dear Mr. Fentiman:

You have requested my opinion regarding issuance of certain shares pursuant to the Company's "Consultant Compensation Plan" (the "Plan"), subject of a Form S-8 registration statement to be filed with the Securities and Exchange Commission.

I have reviewed the relevant documents in connection with the Plan, including the Plan itself, and such other corporate documents as I deem necessary and appropriate in connection with the Plan. I have also discussed the Plan with management of the Company, and received such assurances from them as I deem necessary under the circumstances.

Based thereon, it is my opinion that the Company may issue a total of 550,000 unrestricted shares of its Common Stock pursuant to the terms of the Plan. When issued, the shares shall be validly issued, fully paid and non-assessable.

The information set forth herein is effective as of the date of this letter.

If you have any questions regarding this matter, please do not hesitate to contact me.

Very truly yours,


/s/ MICHAEL J. MORRISON
--------------------------------
Michael J. Morrison, Esq.